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                                 EXHIBIT "99.1"



NETMEASURE TECHNOLOGY INC. ("NETMEASURE") ANNOUNCES REVERSE STOCK SPLIT

Vancouver, April 3, 2002 - NetMeasure Technology Inc. (OTCBB: "NTMT") a Nevada Corporation, announced today that a reverse split of its issued and outstanding common stock will become effective on April 8, 2002.

NetMeasure is restructuring its outstanding common stock to improve its attractiveness to potential acquisition and merger candidates. In this regard, NetMeasure anticipates an additional announcement within the next 90 days.

The basis of the reverse split is one new share of common stock, $0.001 par value, for each 50 shares of the currently issued and outstanding common stock. The authorized capitalization of NetMeasure remains unchanged. The reverse split calls for no fractional shares to be issued. Accordingly, pre-reverse stock split shares, which cannot be converted into a whole post-split share, will be rounded up to a whole post-split share.

NetMeasure's Transfer Agent, Continental Stock Transfer & Trust Company, will be mailing out a Letter of Transmittal and providing instructions to all shareholders of record as of April 8, 2002.

The information in this document contains forward-looking statements, including statements of management's belief or expectation, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to known and unknown risks and uncertainties that could cause actual future results and developments to differ materially from those projected or suggested in the forward-looking statements.



For further information, contact:

Corporate Communications
NetMeasure Technology Inc.
Telephone: 250.920.4833